Exhibit 3.236

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF TASQ TECHNOLOGY, INC.

The undersigned certify that:

1.   They are the president and the secretary, respectively, of TASQ Technology, Inc., a California corporation.

2.   The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I.

The name of this corporation is TASQ Technology, Inc.

ARTICLE II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III.

This corporation is authorized to issue one class of shares of stock (common stock). The total number of shares which this corporation is authorized to issue is two hundred thousand (200,000) shares of common stock.

3.   The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.   The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 100,000 common shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:	7/9/02

/s/ Ronald L. Chaisson
Ronald L. Chaisson, President

/s/ Michael T. Whealy
Michael T. Whealy, Secretary